Exhibit 23.12



                       Consent of Thomas P. Monahan, CPA



                                     CONSENT

     I consent to the reference to me under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of American Bio Medica Corporation and to the incorporation by reference therein of my report on my audit of the financial statements of American Bio Medica Corporation, as of April 30, 1997 and for the year then ended included in its Annual Report for the fiscal year ended April 30, 1998 on Form 10-KSB filed with the Securities and Exchange Commission. I also consent to the reference under the caption "Experts" in the Prospectus.

Dated: September 22, 1998



                              /s/Thomas P. Monahan
                              --------------------
                              Thomas P. Monahan